EXHIBIT 11.1

STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE (In thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2000	1999	2000	1999
Net Income	$14,431	$11,257	$27,095	$21,265

Basic earnings per share:
Income before cumulative effect of accounting
change	$ 0.29	$ 0.23	$ 0.54	$ 0.44
Cumulative effect of accounting change, net of tax	—	—	—	(0.01)

Basic earnings per share	$ 0.29	$ 0.23	$ 0.54	$ 0.43

Diluted earnings per share:
Income before cumulative effect of accounting
change	$ 0.27	$ 0.22	$ 0.51	$ 0.42
Cumulative effect of accounting change, net of tax	—	—	—	(0.01)

Diluted earnings per share	$ 0.27	$ 0.22	$ 0.51	$ 0.41

Weighted average shares outstanding:
Basic	50,274	49,725	50,193	49,605
Diluted	53,567	51,866	53,490	51,600
Calculation of weighted average shares:
Weighted average common stock outstanding-basic	50,274	49,725	50,193	49,605
Weighted average common stock options, utilizing
the treasury stock method	3,293	2,141	3,297	1,995

Weighted average shares outstanding-diluted	53,567	51,866	53,490	51,600